Exhibit 23.2

Baker Tilly US, LLP 4807 Innovate Ln. PO Box 7398 Madison, WI 53707-7398 T: +1 (608) 249 6622 F: +1 (608) 249 8532 bakertilly.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2023, relating to the consolidated financial statements of Cellectar Biosciences, Inc. (the Company), which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Madison, Wisconsin

October 5, 2023